Filed Pursuant to Rule 424(b)(5)
Registration No. 333-220942

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 21, 2017)

Up to $25,000,000

Common Stock

We previously entered into a Controlled Equity OfferingSM Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) pursuant to which we may offer and sell shares of our common stock from time to time through Cantor Fitzgerald, acting as sales agent, having an aggregate offering price of up to $25,000,000. On November 21, 2018, we filed a prospectus supplement (the “Prospectus”) relating to the shares of common stock issuable under the Sales Agreement. On April 10, 2020, we filed a prospectus supplement (the “April 2020 Prospectus”) indicating that we were, at that time, subject to General Instruction I.B.6 of Form S-3, which limited the amounts that we were able sell under the registration statement of which the April 2020 Prospectus, the Prospectus and this prospectus supplement form a part.

We are currently no longer subject to the limitations under General Instruction I.B.6 of Form S-3 and, therefore, may offer and sale of shares of our common stock having an aggregate offering price of up to $25 million from time to time through Cantor Fitzgerald. As of August 6, 2020, we have sold $12,976,321 of our common stock under the Sales Agreement, which leaves $12,023,679 of common stock available under the Sales Agreement.

Our common stock is listed on the NASDAQ Capital Market under the symbol “LPCN.” On August 5, 2020, the last reported sale price of our common stock on the NASDAQ Capital Market was $1.96 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-4 of the Prospectus, the “Risk Factors” section beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2019, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 6, 2020.